Exhibit 2.3:  Assignment and Assumption Agreement


                         ASSIGNMENT AND ASSUMPTION

            THIS ASSIGNMENT and ASSUMPTION is made effective as of December 30, 1998 between MacAndrews & Forbes Holdings Inc., a Delaware corporation, as successor by merger to First Gibraltar Holdings Inc., a Delaware corporation ("Assignor"), and GSB Investments Corp., a Delaware corporation ("Assignee").

            WHEREAS, Assignor is party to an Agreement and Plan of Reorganization dated as of February 4, 1998, as amended by Amendment No. 1 thereto dated as of July 13, 1998 (as so amended, and as it may hereafter be amended or otherwise modified, the "Reorganization Agreement"), by and among Golden State Bancorp Inc., a Delaware corporation ("GSB"), Golden State Financial Corporation, a Delaware corporation ("GSF"), Assignor, Hunter's Glen/Ford, Ltd., a limited partnership organized under the laws of the State of Texas ("HGF"), First Nationwide (Parent) Holdings Inc., a Delaware corporation (of which GSB is the successor by merger) and First Nationwide Holdings Inc., a Delaware corporation (of which GSF is the successor by merger);

            WHEREAS, Assignor is a party to a Registration Rights Agreement dated as of September 11, 1998 (as it may hereafter be amended or otherwise modified, the "Registration Rights Agreement"), among GSB, HGF and Assignor;

            WHEREAS, Assignor desires to assign all of its right, title and interest to and liabilities and obligations under, the Reorganization Agreement, and Assignee is willing to accept such assignment (the
"Reorganization Agreement Assignment");

            WHEREAS, Assignor desires to assign all of its right, title and interest to and liabilities and obligations under, the Registration Rights Agreement, and Assignee is willing to accept such assignment (the
"Registration Rights Agreement Assignment");

            WHEREAS, Assignee is an indirect wholly-owned subsidiary of Assignor;

            WHEREAS, each of GSB, GSF and HGF has executed a letter of even date herewith (the "Letter Agreement") pursuant to which each such entity acknowledges and consents to the Reorganization Agreement Assignment effected hereunder; and

            WHEREAS, pursuant to the Letter Agreement, each of GSB and HFG acknowledges and consents to the Registration Rights Agreement Assignment effected hereunder.

            NOW THEREFORE, intending to be legally bound hereby, Assignor and Assignee hereby agree as follows:

            1. Assignment. Effective as of the date hereof, Assignor hereby assigns all of its right, title and interest to, and liabilities and obligations under, each of the Reorganization Agreement and the Registration Rights Agreement to Assignee.

            2. Acceptance of Assignment. Assignee hereby accepts each such assignment and assumes all of Assignor's right, title and interest to, and liabilities and obligations under, each of the Reorganization Agreement and the Registration Rights Agreement.

            3. Governing Law. This Assignment and Assumption shall be governed by the laws of the State of New York.



            IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption.

                            MACANDREWS & FORBES HOLDINGS INC.


                            By: /s/ Glenn P. Dickes
                               ---------------------------------------
                            Name:  Glenn P. Dickes
                            Title: Senior Vice President and Secretary


                            GSB INVESTMENTS CORP.


                            By: /s/ Glenn P. Dickes
                               ---------------------------------------
                            Name:  Glenn P. Dickes
                            Title: Vice President and Secretary